Exhibit 99.1

NEWS FROM ARCH COAL FOR IMMEDIATE RELEASE Media: Logan Bonacorsi 314/994.2766 Investors: Dawn Theel 314/994.2823

Arch Coal Receives Continued Listing Standard Notice from NYSE;

Taking Steps to Regain Compliance with Minimum Share Price Standard

ST. LOUIS, May 22, 2015 — Arch Coal, Inc. (NYSE: ACI) announced today that it received notice on May 21, 2015 from the New York Stock Exchange (the “NYSE”) that it does not presently satisfy the NYSE’s continued listing standard requiring the average closing price of a listed company’s common stock to be at least $1.00 per share for any period of 30 consecutive trading days. As of May 15, 2015, the average closing price per share of the Company’s common stock over the preceding 30 trading-day period was $0.99.

In accordance with NYSE rules, the Company will respond to the NYSE within 10 business days of receipt of the notification with its intent to resolve the deficiency. The Company has six months to regain compliance with the NYSE continued listing requirements and will actively monitor its stock price and evaluate all available options in order to regain compliance within the prescribed timeframe.

During the six-month period the Company’s common stock will continue to be listed and traded on the NYSE, subject to compliance with other continued listing standards. The deficiency does not affect the Company’s ongoing business operations or its SEC reporting requirements.

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers on five continents. Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation. The company controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to all major railroads, inland waterways and a growing number of seaborne trade channels. For more information, visit www.archcoal.com.

Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

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